[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.
Exhibit 10.9
LICENSE AGREEMENT
THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of June 30, 2006 by and between ZARS, INC., a Utah corporation having an address at 1142 West 2320 South, Salt Lake City, Utah, 84119 (hereinafter referred to as “ZARS”) and TALISKER PHARMA LTD., a company incorporated in the United Kingdom, with a registered address of 3000 Cathedral Hill, Guildford, GU3 1HW (hereinafter referred to as “TALISKER”).
RECITALS
     A. ZARS is the owner, controller, or licensee of certain patents, patent applications, product licenses and know-how relating to a lidocaine 70 mg and tetracaine 70 mg medicated plaster as filed with the Medical Products Agency in Sweden on April 4, 2005 under Article 10(1)(b) of Directive 2001/83/EC, ASP No: 2005-0396, Reg No: 22468; Trade name, strength, pharmaceutical form: Rapydan, 70mg/70 mg medicinal plaster; and
     B. TALISKER wishes to acquire an exclusive license under such patents and patent applications from ZARS, a transfer of such product licenses and the right to use such know-how from ZARS in the Territory (as defined below), and ZARS is willing to grant such license and rights to TALISKER under the terms and conditions of this Agreement, for the purpose of commercializing the Licensed Product (as defined below) in the Territory; and
     C. TALISKER is engaged in a purchase transaction with EUSA Pharma, Inc. whereby EUSA Pharma, Inc. will purchase a controlling interest in TALISKER and ZARS and TALISKER agree that this Agreement will become effective on the date TALISKER and EUSA shall have closed the transaction (the “Effective Date”), provided that such Effective Date shall occur on or prior to July 11, 2006 or this Agreement shall become null and void.
NOW, THEREFORE, in consideration of the above premises and the covenants contained herein, the parties agree as follows:
ARTICLE 1
DEFINITIONS
     As used in this Agreement, the following terms, when used with initial capital letters, shall have the following meanings, and the singular shall include the plural and vice-versa:
     1.1 Adverse Events shall have the meaning set forth in Section 6.4.
     1.2 Affiliate shall mean any entity that directly or indirectly controls, is controlled by, or is under common control with a party to this Agreement, and for such purpose “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or the policies of the entity, whether through the ownership of voting securities, by contract, or otherwise. The direct or indirect ownership of at least fifty percent (50%) or, if smaller, the maximum allowed by applicable law, of the voting securities of a business entity or an interest in the assets, profits, or earnings of a business entity shall be deemed to constitute control of the business entity.
     1.3 Agreement shall have the meaning set forth in the preamble.
     1.4 Anesta Agreement shall mean the Royalty and Release Agreement dated February 14, 1997 by and among Anesta Corp., ZARS, Jie Zhang, and Hao Zhang.
     1.5 Bankruptcy Code shall have the meaning set forth in Section 13.2(b).
     1.6 Breaching Party shall have the meaning set forth in Section 13.2(a).
     1.7 Business Day shall mean a day other than a Saturday or Sunday.
     1.8 Clinical Study Report shall mean a final clinical and statistical integrated report containing all required information that is customary for filing in a format containing all information as outlined in the ICH Guidelines, including all appendices, raw data listings, SAS tables, etc.
     1.9 COGS shall mean 100% of the fully burdened manufacturing cost (as defined through TALISKER’s, or its Affiliate’s consistent application of GAAP to such manufacturing activities) of producing finished, packaged, and labeled Licensed Product which shall be comprised of, as applicable, the cost of goods produced, as determined by TALISKER’s performing (or having performed by a third party) each stage of the manufacturing process, including, but not limited to, direct labor and material costs and product quality assurance/control costs as well as applicable allocable overhead.
     1.10 Competing Patch shall mean a Medicated Plaster containing any single, or combination of, local anesthetics which has received Regulatory Approval for marketing in the Territory for providing local dermal analgesia or anesthesia on the surface of intact skin for: (i) superficial venous access, (ii) superficial dermatological procedures such as excision, or (iii) immunization.
     1.11 Confidential Information shall mean, with respect to either party, all confidential or proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed by or on behalf of such party to the other party pursuant to and in contemplation of this Agreement, including, without limitation, information relating to the Licensed Product or any other product of either party and the pricing thereof.
     1.12 Co-Promotion Agreement shall have the meaning set forth in Section 2.5(a).
     1.13 Co-Promotion Rights shall have the meaning set forth in Section 2.5(a).

     1.14 Effective Date of this Agreement shall have the meaning set forth in the Recitals above.
     1.15 Field shall mean the uses of the Licensed Product for the Indications.
     1.16 Fiscal Quarter shall mean each of the quarterly periods of time in the Fiscal Year from January to March; April to June; July to September; and October to December.
     1.17 Fiscal Year shall mean any consecutive period of twelve (12) months commencing on the first day of January of any year.
     1.18 GAAP shall mean international financial reporting standards consistently applied by similar companies in the industry.
     1.19 Generic Product shall mean a generic version of the Licensed Product that is bioequivalent to, or substitutable for, the Licensed Product and that has received Regulatory Approval in the Territory.
     1.20 Immunization Study shall have the meaning set forth in Section 5.1(a) hereof.
     1.21 Indemnifying Party shall have the meaning set forth in Section 14.3.
     1.22 Indemnitees shall have the meaning set forth in Section 14.3
     1.23 Indications shall mean the indication for the Licensed Product as included in the MAA, any other indication for the Licensed Product as approved by the respective Regulatory Authorities in the Territory and any therapeutic uses for the Licensed Product.
     1.24 Invention shall mean any new or useful process, machine, manufacture, or composition of matter, method of use, or design (whether or not protectable by a patent) relating to or comprising a Licensed Product and any improvement, enhancement or modification, whether patentable or unpatentable, to any ZARS Technology that is conceived or first reduced to practice or first demonstrated to have utility during the term of this Agreement in connection with the parties’ activities under this Agreement.
     1.25 Knowledge shall mean the actual knowledge of any officers of ZARS, including the Vice President of Business Development.
     1.26 Launch shall mean, on a country-by-country basis, the date upon which the Licensed Product is first shipped to a drug distributor and/or customer in such country in the Territory and intended for commercial sale.
     1.27 LIBOR shall mean the London Interbank Offered Rate.
     1.28 Licensed Product shall mean any Medicated Plaster that contains lidocaine and/or tetracaine in combination with a heating element, as described in the MAA or the final approval obtained from the respective regulatory bodies in the Territory.

     1.29 MAA shall mean the Marketing Authorization Application filed with the MPA on April 4, 2005, ASP No: 2005-0396, Reg No: 22468; Trade name, strength, pharmaceutical form: Rapydan, 70mg/70 mg medicinal plaster.
     1.30 Medicated Plaster shall mean a pharmaceutical product comprising a drug formulation attached to a backing that is placed on the skin to deliver a drug.
     1.31 MPA shall mean Medical Products Agency in Sweden, which serves as the Reference Member State for the Licensed Product in the Territory.
     1.32 Net Sales shall mean, with respect to each Licensed Product, the gross amount invoiced by TALISKER and its sublicensees and Affiliates for the sale or other disposition of such Licensed Products in arm’s length sales to third parties commencing with the Launch of such Licensed Products less the following deductions from such gross amounts which are actually incurred, allowed, accrued or specifically allocated: (i) normal and customary trade, cash and quantity discounts, allowances and credits actually given; (ii) credits, price adjustments or allowances for damaged product, returns or rejections of Licensed Products; (iii) chargeback payments and rebates (or the equivalent thereof) granted to group purchasing organizations, managed health care organizations or to federal, state/provincial, local and other governments, including their agencies, or to trade customers; (iv) any invoiced freight, postage, shipping, insurance and other transportation expenses directly related to the sale (if actually borne by TALISKER, its Affiliates or sublicenses without reimbursement from any third party); and (v) sales, value-added (to the extent not refundable in accordance with applicable law), and other taxes directly related to the sale (but not including taxes assessed against the income derived from such sale). Net Sales shall not include any notional sales values for samples or sales recognized by ZARS in the event it exercises its Co-Promotion Rights.
     1.33 Non-breaching Party shall have the meaning set forth in Section 13.2(a).
     1.34 Non-hospital Dermatology Market shall mean accredited specialists in the field of dermatology who are listed on the register of the country in which they practice, outside of hospital managed or contracted premises.
     1.35 Regulatory Approval shall mean the receipt of all approvals, including any labeling, pricing, and Reimbursement Approvals, from Regulatory Authority(ies) necessary to manufacture, market and/or sell the Licensed Product in a country or jurisdiction within the Territory.
     1.36 Regulatory Authority shall mean the MPA in Sweden, the EMEA in the E.U., and any other applicable health regulatory authority(ies) in a country or jurisdiction in the Territory that is a counterpart to the MPA/EMEA and has responsibility for granting Regulatory Approval of a Licensed Product in such country or jurisdiction and any successor(s) thereto as well as any state or local health regulatory authorities having jurisdiction over any activities contemplated by the parties.
     1.37 Reimbursement Approval shall mean all pricing approvals and reimbursement approvals required with respect to the Licensed Product from the respective health care organizations or governmental bodies within a country or jurisdiction in the Territory.

     1.38 TALISKER shall have the meaning set forth in the preamble.
     1.39 TALISKER Know-How shall mean any and all unpatented formulae, processes, trade secrets, technologies and know-how including Inventions, whether or not patentable, including, without limitation, synthesis, preparation, recovery and purification processes and techniques, discoveries, formulae, materials, control methods and assays, chemical data, test data, toxicological, and pharmacological data and techniques, clinical data, medical uses, forms, formulations and specifications, and which are useful or necessary for the development, manufacture, use, offer for sale or sale of a Licensed Product in the Territory and which TALISKER owns or controls and has in its possession prior to and during the term of this Agreement.
     1.40 TALISKER Patent Rights shall mean those patents or patent applications that are filed by TALISKER or its Affiliates after the Effective Date based on development and/or commercialization activities related to the Licensed Product in the Territory; and in each case, which TALISKER owns or controls and to which TALISKER has rights to grant licenses or sublicenses as of the date of any termination of TALISKER’s rights pursuant to Section 13.2(a) hereof.
     1.41 TALISKER Technology shall mean, collectively, the TALISKER Patent Rights and TALISKER Know-How.
     1.42 Territory shall mean the countries comprising the European Union as of the Effective Date (i.e., Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain, Sweden, United Kingdom, Cyprus (Greek part), the Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, Slovakia and Slovenia), Switzerland, Eastern Europe (Bosnia-Herzegovina, Albania, Serbia, Montenegro, Russia, Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Tajikistan, Ukraine, Uzbekistan and Turkmenistan), the European Union enlargement candidate states as of the Effective Date (i.e., Bulgaria, Croatia, the former Yugoslav Republic of Macedonia, Romania and Turkey) and Israel.
     1.43 Utah Agreement shall mean the Royalty and Release Agreement dated September 29, 1997 by and among the University of Utah, ZARS, and Jie Zhang, as may be hereinafter amended.
     1.44 Valid Claim shall mean a claim in any pending patent application or in an unexpired, issued patent within the ZARS Patent Rights which has not been held invalid or unenforceable by a non-appealed or unappealable decision by a court or other appropriate body of competent jurisdiction, and which is not admitted to be invalid through disclaimer or dedication to the public.
     1.45 ZARS shall have the meaning set forth in the preamble.
     1.46 ZARS Know-How shall mean any and all unpatented formulae, processes, trade secrets, technologies and know-how including Inventions, whether or not patentable, including, without limitation, synthesis, preparation, recovery and purification processes and techniques, discoveries, formulae, materials, control methods and assays, chemical data, test data, toxicological, and pharmacological data and techniques, clinical and preclinical data, medical uses, forms, formulations and specifications relating to the Licensed Product, which has been made, developed or otherwise acquired by ZARS prior to the Effective Date, together with any subsequent improvements and Inventions, whether or not patentable, thereon which are made, developed or otherwise acquired by ZARS during the term of this Agreement, and which are useful or necessary for the development, manufacture, use, offer for sale or sale of a Licensed Product in the Territory and which ZARS owns or controls and has in its possession during the term of this Agreement.
     1.47 ZARS Patent Rights shall mean (i) all patents and patent applications owned or controlled by or exclusively licensed to ZARS that are useful or necessary for the development, manufacture, use, offer for sale or sale of the Licensed Product in the Territory; (ii) any divisional, continuation, continuation-in-part, renewal or substitute application which claims priority from any of the foregoing; and (iii) any reissues, reexaminations, extensions, patents of additions, and patents of importation of any of the foregoing. A current list of the ZARS Patent Rights is set forth on Exhibit A and ZARS agrees to promptly update Exhibit A from time to time with additional ZARS Patent Rights applicable to the Licensed Product in the Territory, if any.
     1.48 ZARS Technology shall mean, collectively, the ZARS Patent Rights and ZARS Know-How.
ARTICLE 2
GRANT OF RIGHTS
     2.1 License: ZARS hereby grants to TALISKER the exclusive license (even as to ZARS), with the unrestricted right to grant sublicenses (subject to the terms of this Agreement), under the ZARS Patent Rights and the ZARS Know-How to promote, have promoted, make, have made, keep, import, export, use, have used, distribute, have distributed, sell, offer for sale, and have sold the Licensed Product in the Field within the Territory.
     2.2 Sublicensing: TALISKER shall provide ZARS with prompt notice of the identity of any sublicensee and any sublicensee of TALISKER under this Agreement shall agree in writing to maintain appropriate books and records and to observe all other applicable terms of this Agreement including, by way of example and without limitation, Sections 4.5, 6.4 and 8.1, provided that, in no event shall any such sublicense agreement violate or conflict with the terms of this Agreement. TALISKER shall ensure that its sublicensees comply with the terms and conditions of such sublicensees sublicense agreement. ZARS shall provide reasonable assistance to TALISKER in sublicensing its rights under this Agreement, including, but not limited to, executing letters of good standing.
     2.3 Grantback Licenses by TALISKER: Subject to the terms and conditions of this Agreement, TALISKER hereby grants to ZARS:
          (a) upon any termination of this Agreement by ZARS hereunder, an irrevocable, perpetual non-exclusive, fully paid-up, royalty-free, fully sublicensable, right and license under any TALISKER Patent Rights and TALISKER Know-How or a portion thereof related to the Licensed Product and any improvements thereof to develop, make, have made, use, offer to sell, and sell the Licensed Product in the Field in the Territory; and
          (b) an irrevocable, perpetual, non-exclusive, fully paid-up, royalty-free, fully sublicensable right and license under any TALISKER Patent Rights or TALISKER Know-How that embody or relate to Inventions that are solely owned by TALISKER to develop, make, have made, use, offer to sell, and sell products for all applications outside the Territory.
     2.4 Non-Competition: During the term of this Agreement, TALISKER shall not, itself or through any Affiliate, licensee or sublicensee, sell, offer to sell, import, market, promote, or commercialize any Competing Patch other than the Licensed Product in the Territory in the Field. During the term of this Agreement, ZARS shall not, itself or through any Affiliate, licensee or sublicensee, sell, offer to sell, import, market, promote, or commercialize any Competing Patch in the Territory in the Field.
     2.5 ZARS’ Co-Promotion Rights:
          (a) Notwithstanding anything to the contrary in this Agreement, ZARS shall retain the right, at its election, to co-promote the Licensed Product in the Non-hospital Dermatology Market under the same trade name, trade dress, product code, and/or pricing beginning on the expiration of the [ * ] following the Effective Date (the “Co-Promotion Rights”). TALISKER shall notify ZARS in writing [ * ] following the Effective Date with respect to distributor(s) that TALISKER intends to use for the Licensed Product in the Territory and ZARS agrees that it will not use the same distributor(s) in connection with any exercise of its Co-Promotion Rights in the Territory. In the event that ZARS intends to exercise its Co-Promotion Rights, ZARS shall provide TALISKER with [ * ] written notice prior to such exercise and the parties shall enter into a separate mutually acceptable co-promotion agreement (the “Co-Promotion Agreement”) that contains such terms and conditions as are customary in similar transactions including, but not limited to, the following:
               (i) ZARS will purchase all its requirements of Licensed Product in the Territory from TALISKER at a reasonable purchase price to be agreed upon by the parties in good faith;
               (ii) ZARS shall provide TALISKER with quarterly reports on its sales activities which TALISKER shall have the right to verify data related to the sales in the Non-hospital Dermatology Market, upon reasonable notice and according to the terms set forth in the Co-Promotion Agreement;
               (iii) In the event there is a disagreement between the parties as to whether ZARS materially fails to competently co-promote the Licensed Product, materially violates any law or regulation in connection with such co-promotion and such violation remains uncured, or materially fails to promote the Licensed Product, such disagreement shall be resolved in accordance with a dispute resolution mechanism substantially similar to the mechanism set forth in Section 15.2, as more particularly described in the Co-Promotion Agreement.

          (b) TALISKER and ZARS acknowledge and agree that the revenues derived by ZARS from the exercise of its Co-Promotion Rights shall not be included in the calculation of “Net Sales” for purposes of this Agreement. ZARS’ Co-Promotion Rights hereunder shall not be assignable by ZARS to any third party (other than its subsidiaries or successors).
     2.6 Transfer of MAA: Delivery of ZARS Know-How:
          (a) Transfer of MAA: Within thirty (30) Business Days after the payment by TALISKER to ZARS of the initial license fee set forth in Section 3.1(a) below, ZARS shall transfer all rights, title and interest in the MAA to TALISKER. TALISKER and ZARS shall cooperate with each other to transmit to the MPA all necessary and appropriate letters advising the MPA that TALISKER is the new owner of the MAA and that it accepts all rights and responsibilities thereunder. ZARS shall retain all rights, title and interest in the data and information submitted in support of the MAA, including but not limited to, all safety and effectiveness data, and shall have the right (a) to rely upon and utilize such data to support any pending or future applications or submissions with any regulatory bodies, and (b) to retain copies of the MAA and related documentation for its records; provided that TALISKER shall have, and ZARS hereby grants to TALISKER, a right of reference with respect to all such data and information. In addition, TALISKER shall grant to ZARS any and all rights of reference to data and information contained in the MAA necessary to support approval of any pending or future applications or submissions to the extent consistent with the terms of this Agreement Upon transfer of ownership of the MAA to TALISKER, TALISKER shall assume the obligation to pay any and all fees related to the MAA that may accrue following the Effective Date.
          (b) Delivery of Copies of ZARS Know-How: ZARS hereby agrees to give to TALISKER, as soon as reasonably practicable following the Effective Date, access to the ZARS Know-How and the ZARS Patents Rights being licensed to TALISKER hereunder and that are in the control and possession of ZARS at such time, and to deliver to TALISKER copies of any relevant patent filings, clinical studies (and results therefrom), clinical protocols, correspondence with relevant government authorities within the Territory included therein that TALISKER shall reasonably request.
          (c) New ZARS Know-How: From time to time following the Effective Date and in a reasonably prompt manner, TALISKER shall be informed by ZARS of any new ZARS Patent Rights and/or ZARS Know How related to the Licensed Product in the Territory developed or obtained by ZARS or which are available to ZARS from third parties. Except with respect to infringement actions brought by third parties against ZARS and/or TALISKER, which shall be controlled by Section 11.2, to the extent ZARS is required to make payments to third parties to obtain any such rights, ZARS shall obtain such rights so long as TALISKER shall agree in writing to promptly and fully reimburse ZARS for all respective costs and expenses, if any, incurred in connection with obtaining such new rights and providing them to TALISKER with respect to the Territory.
     2.7 Limitation to Territory: TALISKER agrees, and shall cause its Affiliates not to register, market or distribute the Licensed Product and/or solicit customers for the Licensed Product outside the Territory, establish any branch or other place of business related to the Licensed Product outside the Territory or maintain any warehouse facilities or distribution depots for the Licensed Product outside the Territory. TALISKER shall promptly notify ZARS in the event it has reason to believe that any Licensed Product has been or will be exported outside of the Territory. Except as expressly permitted herein, ZARS undertakes, on behalf of itself, its Affiliates and its third-party licensees, not to directly or indirectly register, market or distribute the Licensed Product and/or solicit customers for the Licensed Product inside the Territory, establish any branch or other place of business related to the Licensed Product inside the Territory or maintain any warehouse facilities or distribution depots for the Licensed Product inside the Territory. ZARS shall promptly notify TALISKER in the event it has reason to believe that any Licensed Product has been or will be exported to inside the Territory. Notwithstanding the foregoing, either party shall have the right to have the Licensed Product manufactured anywhere in the world provided that (i) such party shall obtain the other party’s prior written consent, in order to have the Licensed Product manufactured outside the Territory (for TALISKER) or inside the Territory (for ZARS), which consent shall not be unreasonably withheld but which, with respect to ZARS, shall be subject to the approval of ZARS’ partners in the United States, Canada, Mexico and Japan, and provided further that (ii) all Licensed Product so manufactured for TALISKER is shipped by any such manufacturer directly to the Territory, and all Licensed Product manufactured for ZARS is shipped by any such manufacturer directly to a destination outside the Territory.
ARTICLE 3
PAYMENTS
     3.1 License Fees: TALISKER shall make fully earned, non-refundable lump sum payments in U.S. Dollars to ZARS as follows:
          (a) Initial License Fee: On the Effective Date, the sum of Two Million Dollars (US$2,000,000) as a licensing fee;
          (b) Milestone Fees: The parties acknowledge and agree that each of the milestone payments set forth in this Section 3.1(b) shall only be payable once, upon the first occurrence of the event which triggers such payment, as follows:
               (i) Within fifteen (15) days following receipt of Regulatory Approval for the Licensed Product in Sweden, the sum of Seven Hundred Fifty Thousand Dollars (US$750,000) as an additional license fee;
               (ii) either: (A) within fifteen (15) days following receipt of Regulatory Approval for the Licensed Product in the last of France, Germany and the United Kingdom, the sum of [ * ] as an additional license fee; or (B) in the event such Regulatory Approval is not obtained in all three countries within ninety (90) days following receipt of the first Regulatory Approval in any one of those countries, then within one hundred and eighty days (180) days following the date of the first Regulatory Approval for the Licensed Product received in any of those countries, the sum of [ * ], as an additional license fee for such country, and within fifteen (15) days following the date of receipt of Regulatory Approval for the Licensed Product in each of the remaining two countries, the sum of [ * ] as an additional license fee for each of such remaining countries;

               (iii) either: (A) within fifteen (15) days following receipt of Regulatory Approval for the Licensed Product in the last of Italy and Spain, the sum of [ * ] as an additional license fee; or (B) in the event such Regulatory Approval is not obtained in both countries within ninety (90) days following receipt of the first Regulatory Approval in one of those countries, then within one hundred and eighty days (180) days following the date of the first Regulatory Approval for the Licensed Product received in either of those countries, the sum of [ * ] as an additional license fee for such country and, within fifteen (15) days following the date of receipt of Regulatory Approval for the Licensed Product in the remaining country, the sum of [ * ] as an additional license fee for such remaining country;
               (iv) within (A) sixty (60) days following annual Net Sales of Licensed Products in the Territory exceeding [ * ] for the first time in any Fiscal Year, the sum of [ * ] as an additional license fee; (B) sixty (60) days following annual Net Sales of Licensed Products in the Territory exceeding [ * ] for the first time in any Fiscal Year, the sum of [ * ] as an additional license fee; (C) sixty (60) days following annual Net Sales of Licensed Products in the Territory exceeding [ * ] for the first time in any Fiscal Year, the sum of [ * ] as an additional license fee; (D) sixty (60) days following annual Net Sales of Licensed Products in the Territory exceeding [ * ] for the first time in any Fiscal Year, the sum of [ * ] as an additional license fee; (E) sixty (60) days following annual Net Sales of Licensed Products in the Territory exceeding [ * ] for the first time in any Fiscal Year, the sum of [ * ]; (F) sixty (60) days following Net Sales of Licensed Products in the Territory exceeding [ * ] for the first time in any Fiscal Year, the sum of [ * ]; and
               (v) within fifteen (15) days following ZARS’ successful completion of the trial related to the Immunization Study and TALISKER’s receipt of a Clinical Study Report from ZARS demonstrating success (as demonstrated by a p-value of equal or less than 0.05, in the prospectively identified, and agreed to by TALISKER, primary efficacy endpoint), the sum of [ * ] as an additional license fee.
     3.2 Remittance of License Fees: The remittance of license fees will be payable to ZARS in U.S. Dollars. Prompt notice of any such payment shall be given by TALISKER to ZARS. All Net Sales upon which the license fees under Section 3.1 are based will be translated into U.S. Dollars according to the monthly average official rate of exchange of the currency of each country in which the relevant portion of the monthly Net Sales originated as quoted by http://www.oanda.com/, and aggregated prior to the determination of whether the applicable milestone set forth in Section 3.1 has been achieved.
     3.3 Interest on Overdue Fees: ZARS will charge TALISKER interest at the LIBOR rate, as quoted by http://www.bba.org.uk, on the date on which the applicable payment was due, for any overdue fees due under this Article 3, beginning on the date on which the applicable payment was due.
     3.4 Equity: As additional consideration for the license granted by ZARS hereunder, and as a condition for ZARS to enter into and perform its obligations under this Agreement, TALISKER and/or its successor entity shall issue and deliver to ZARS shares of capital stock of TALISKER and/or its successor entity according to the terms of an agreement in substantially the same form as Exhibit C hereto, which agreement shall be acceptable to ZARS. In the event such agreement shall not be executed by the parties within five business days following the execution of this Agreement, ZARS shall have the right to terminate this Agreement immediately in its discretion.
ARTICLE 4
ROYALTIES
     4.1 Royalty for Licensed Product:
          (a) During the term of this Agreement, TALISKER shall pay to ZARS a base royalty of [ * ] of Net Sales of Licensed Products by TALISKER its sublicensee and Affiliates in the Territory, subject to the adjustments set forth below. During the Fiscal Year of the Launch of the Licensed Product in the first of Sweden, the United Kingdom, Germany, France, Italy or Spain, the actual royalty rate payable to ZARS shall be [ * ] of Net Sales of Licensed Products by TALISKER its sublicensee and Affiliates in the Territory. For the subsequent Fiscal Years, the [ * ] royalty rate shall be adjusted based on the COGS for the Licensed Product sold in the Territory during such Fiscal Year, as set forth below:
               (i) For every 1% that the actual average COGS price for the Licensed Product sold in the Territory by TALISKER, its Affiliates or sublicensees (if applicable) in such Fiscal Year is above [ * ], the [ * ] royalty rate shall be reduced by [ * ], down to a minimum of [ * ]; and
               (ii) For every 1% that the actual average COGS price for the Licensed Product sold in the Territory by TALISKER, its Affiliates or sublicensees in such Fiscal Year is less than [ * ], the [ * ] royalty shall be increased by [ * ], up to a maximum of [ * ], all as more particularly described in the table below:

COGS	% Change From $2	Base Royalty Adjustment	Actual Royalty Payable
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]

COGS	% Change From $2	Base Royalty Adjustment	Actual Royalty Payable
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
          (b) Except as set forth in Section 4.1(a), the actual royalty rate for any given Fiscal Year shall be calculated no later than 45 days following the end of such Fiscal Year and: (i) in the event it is determined that TALISKER’s royalty payments made during such Fiscal Year were less than the amount that should have been paid for such Fiscal Year, TALISKER shall pay to ZARS, within fifteen (15) Business Days, the amount of such shortfall; and (ii) in the event it is determined that TALISKER’s royalty payments made during such Fiscal Year exceeded the amount that should have been paid for such Fiscal Year, then, ZARS shall pay to TALISKER, within fifteen (15) Business Days, the amount of such excess. For each subsequent Fiscal Year, the actual royalty payable by TALISKER shall be at the royalty rate calculated pursuant to Section 4.1(a), for the immediately preceding Fiscal Year, subject to the end-year adjustment provided above.
          (c) Following the expiration of the last Valid Claim (including abandoned and expired applications as well as expired patents) of the ZARS Patent Rights covering any Licensed Product being sold by TALISKER, its Affiliates or sublicensees in any country in the Territory, in consideration for the rights to ZARS Know-How provided herein, in addition to the other consideration provided herein, TALISKER shall continue to pay royalties on such Licensed Product to ZARS at a rate of [ * ] of the applicable royalty rate on Net Sales for such Licensed Product in the Territory, or such other royalty rate as the parties may subsequently agree upon consideration of the competitive situation at the time, subject in all cases to the provisions of Section 4.1(d).
          (d) If, during any Fiscal Year, there is a Generic Product sold by a third party in the Territory, then the parties shall negotiate in good faith a reasonable adjustment to the royalties otherwise due pursuant to Section 4.1(a) above.
          4.2 Miscellaneous Royalty Provisions: No royalties due under this Article 4 shall be payable on sales transactions as between TALISKER, its Affiliates, and any sublicensee, unless such sales transactions are final vendee sales for commercial use. The final vendee sale shall alone be used for the purpose of determining Net Sales for any such transactions under this Agreement.

     4.3 Minimum Royalties: Commencing in the first Fiscal Year following: (i) the payment of the [ * ] milestone described in subclause (A) of Section 3.1(b)(ii); or (ii) the payment of the third milestone amount of [ * ] described in subclause (B) of Section 3.1(b)(ii), minimum royalty payments shall be due and payable by TALISKER in each Fiscal Year on Net Sales of Licensed Products by TALISKER and its Affiliates, as follows:

					Year 5 and
					Thereafter until
Fiscal Year	Year 1	Year 2	Year 3	Year 4	2015
Minimum Annual Royalty Payment	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
     4.4 Timing of Royalty Payments; Royalty Reports:
          (a) All royalties due hereunder shall be calculated and payable as follows:

Royalties due on sales of Licensed
Product sold in:	Report of Net Sales	Payment due date:
Fiscal Year 2006	Within 45 days after the end of each Fiscal Quarter	June 30, 2007

First Quarter of 2007	April 30, 2007	September 30, 2007

Second Quarter of 2007	July 31, 2007	September 30, 2007

Third Quarter of 2007	October 31, 2007	February 15, 2008

Fourth Quarter of 2007	January 31, 2008	February 15, 2008

2008 and thereafter	Quarterly, within 30 days after the end of each Fiscal Quarter	Quarterly, within 45 days after the end of each Fiscal Quarter
          (b) Each such payment shall be accompanied by a written report in substantially the form set forth in Exhibit B attached hereto, indicating the amount of Net Sales during such Fiscal Quarter, or other period as may be applicable (including quantity of Licensed Product sold), by country, and by party (i.e., TALISKER and its sublicensees and Affiliates), the gross amounts invoiced that correspond to such Net Sales, and a calculation of the royalties due. If the transfer or the conversion into U.S. Dollars in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in whatever currency is allowable and acceptable by ZARS, to the credit and account of ZARS in any commercial bank or trust company of its choice located in that country. Prompt notice of any such deposit shall be given by TALISKER to ZARS.
          (c) In the event that the royalties paid to ZARS, as calculated in accordance with Section 4.1, for a Fiscal Year in which a minimum royalty applies are less than the applicable minimum royalty for such Fiscal Year, TALISKER may elect to pay to ZARS, together with its payment of running royalties in accordance with Section 4.1 for the final reporting period of such Fiscal Year, the shortfall between the minimum annual royalty due ZARS and the total running royalty actually paid to ZARS for such Fiscal Year.

          (d) If TALISKER so elects to pay to ZARS such shortfall, then TALISKER’s rights under Section 2.1 shall remain exclusive and no breach shall be deemed to exist under this Agreement. If, however, TALISKER fails to pay to ZARS such shortfall, then ZARS shall notify TALISKER of such failure. If TALISKER does not pay to ZARS such shortfall within thirty (30) days after such notice by ZARS, ZARS may elect to convert TALISKER’s license under Section 2.1 to a co-exclusive license (i.e., solely ZARS and its subsidiaries and successors and TALISKER and its subsidiaries and successors), under which ZARS may make, have made, use, sell, offer to sell, import, and have sold the Licensed Product in the Field within the Territory and if ZARS does so elect to convert the exclusive license into a co-exclusive license, the minimum annual royalty amounts set forth in Section 4.3 shall thereafter be reduced by 50%. Subsequent to any such election by ZARS, if TALISKER fails to pay to ZARS any such shortfall occurring in any Fiscal Year after the second Fiscal Year following the Effective Date, then ZARS shall notify TALISKER of such failure. If TALISKER does not pay to ZARS such shortfall within thirty (30) days after such notice by ZARS, ZARS may elect in its discretion to terminate TALISKER’s license under Section 2.1 and this Agreement.
     4.5 Sales Records; Audit Right:
          (a) Audit Right: TALISKER shall keep full and true books of accounts and other records in sufficient detail so that the royalties payable hereunder can be properly ascertained. TALISKER shall, at the request of ZARS, permit an individual selected by ZARS and reasonably acceptable to TALISKER (provided that TALISKER shall not unreasonably withhold its consent), to have access, during ordinary business hours (but in no event more than once per Fiscal Year), to such books and records as may be necessary to determine the correctness of any payment report or payment made under this Agreement or to obtain information as to royalties payable in case of failure to report or pay pursuant to the terms of this Agreement for any period within the preceding three (3) years. The individual will execute a written confidentiality agreement with TALISKER and will disclose to ZARS only the information necessary to determine the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement. The individual will send a copy of the report to TALISKER at the same time it is sent to ZARS. Such examination shall be conducted after at least five (5) Business Days’ prior written notice from ZARS. ZARS shall be responsible for expenses for the audit, except that TALISKER shall reimburse ZARS’ fees for such individual’s documented services if it is determined that the royalties paid by TALISKER to ZARS are less than [ * ] of the amount actually owed for the period of the audit and such determination is finally resolved in favor of ZARS pursuant to clause (c) below if contested by TALISKER. As a condition to any sublicense granted by TALISKER hereunder, TALISKER shall ensure that ZARS has the same audit rights as those described in this Section 4.5(a) with respect to any TALISKER Affiliate or sublicensee.
          (b) Underpayment or Overpayment: If as a result of any audit pursuant to Section 4.5(a) it is shown that TALISKER’s royalty payments under this Agreement with respect to the period of time audited were less than the amount that should have been paid pursuant to this Agreement, then TALISKER shall, within five (5) Business Days after delivery of the audit report above either pay to ZARS the amount of such shortfall, or proceed to the dispute resolution mechanism set forth in Section 4.5(c) below. If as a result of any audit pursuant to Section 4.5(a) it is shown that TALISKER’s royalty payments under this Agreement with respect to the period of time audited exceeded the amount that should have been paid pursuant to this Agreement, then ZARS shall, within five (5) Business Days after delivery of the audit report above either pay to TALISKER the amount of such overcharge, or proceed to the dispute resolution mechanism set forth in Section 4.5(c) below.
          (c) Resolution of Dispute as to Audit: In the event that the parties do not agree on the amount of overpayment or underpayment, within ten (10) Business Days, the parties shall mutually select a public accounting firm which shall review the amount in dispute and other related issues and resolve such dispute within thirty (30) days thereafter. Each party shall pay fifty percent (50%) of the expenses for the public accounting firm, provided, however, that if such accounting firm determines that the royalties paid by TALISKER to ZARS are less than ninety-five percent (95%) of the amount actually owed to ZARS, TALISKER shall reimburse ZARS for its portion of the expenses with five (5) Business Days of ZARS’ request thereof. The recommendation of the public accounting firm shall be final and binding upon the parties. A judgment on such firm’s disposition may be entered in any court having jurisdiction over the parties. Notwithstanding anything to the contrary herein, the resolution of any dispute under this Section 4.5 shall be made under this Section 4.5(c) instead and in lieu of Section 15.2. The preceding sentence shall not preclude the application of Section 15.2 to any contract interpretation issue (as compared to an accounting issue which would be precluded from determination under Section 15.2).
     4.6 Calculation of Royalties: The calculation of royalties will be payable to ZARS in U.S. Dollars according to the official rate of exchange of the Euro or other currency of the country from which the royalties are payable, as quoted by http://www.oanda.com/, for each month’s sales, using the average rate of exchange for the month for which the royalty payment is calculated.
     4.7 Taxes on Royalties: Any tax required to be withheld on royalties payable to ZARS under the laws of any country shall be deducted from payments otherwise due to ZARS and promptly paid by TALISKER for and on behalf of ZARS to the appropriate governmental authority and TALISKER shall furnish ZARS with proof of payment of such tax together with official or other appropriate evidence issued by the appropriate governmental authority sufficient to enable ZARS to support a claim for income tax credit in respect of any sum so withheld. In the event TALISKER does not provide proof of payment of such tax together with official or other appropriate evidence issued by the appropriate governmental authority, TALISKER shall pay such amount to ZARS.
     4.8 Interest on Overdue and Underpaid Royalties: ZARS will charge TALISKER interest at the LIBOR rate, as published in the Financial Times, London edition, on the date on which the applicable payment was due, for any overdue or underpaid royalties due under this Article 4.
ARTICLE 5
FURTHER DEVELOPMENT AND COMMERCIALIZATION IN THE TERRITORY
     5.1 Further Development of the Licensed Product: During the term of this Agreement, TALISKER shall have sole right and responsibility, in its discretion, to seek

Regulatory Approval and Reimbursement Approval in the Territory and to undertake further development of the Licensed Product as set forth below in Sections 5.1(b)-(c), except as expressly set forth in Section 5.1(a).
          (a) Immunization Study: ZARS shall have the right, in its discretion, to elect to conduct a well controlled clinical trial in pediatric patients selected from a mutually agreed age group studying the efficacy of the Licensed Product in producing topical local anesthesia for immunizations (the “Immunization Study”), and, if it shall so elect, it shall use all commercially reasonable efforts to promptly conduct such study as follows:
                      (i) ZARS shall be responsible for the design of the Immunization Study, for site enrollment, direct fees to be paid to the site(s) for the conduct of such clinical trial, monitoring, data management and statistical analysis, all at ZARS’ expense, provided that TALISKER shall have the right to advise on the selection of some of the participating sites and investigators and shall have the right to approve the prospectively identified primary efficacy endpoint. For purposes of clarity, TALISKER shall have no obligations with respect to: (A) the conduct of the Immunization Study including, without limitation any obligation under Section 5.1(a)(ii); (B) the making of any regulatory filings in the Territory including, without limitation, any Registration Application(s); or (C) the milestone payment set forth in Section 3.1(b); unless it has approved the design of the Immunization Study and the primary endpoint of such study, which approval shall not be unreasonably withheld.
                      (ii) TALISKER shall be responsible for making any and all regulatory filings within the Territory required after the Effective Date to allow for the conduct of the Immunization Study and shall provide ZARS with adequate study drug (active and placebo) to conduct such clinical trial(s). TALISKER shall be responsible for all third party, direct, costs relating to the Immunization Study up to a maximum of [ * ]. All amounts in excess of [ * ] shall be reimbursed to TALISKER by ZARS. For the avoidance of doubt, ZARS shall not be charged for any internal TALISKER overheads or other such indirect costs in connection with TALISKER’s activities pursuant to this Section 5.1(a)(ii).
                      (iii) TALISKER shall be responsible for any regulatory filing within the Territory to seek approval for any expanded indication related to the results of the Immunization Study and shall use commercially reasonable efforts to obtain such approval.
          (b) Additional Studies: Except with respect to the Immunization Study, TALISKER shall be responsible, at its discretion, for conducting any and all additional clinical studies with respect to the Licensed Product in the Territory during the term of this Agreement and for providing to ZARS any relevant information regarding these additional clinical studies, including clinical safety data.
          (c) Manufacturing Process Enhancement: ZARS and TALISKER agree that that they shall cooperate and use their reasonable efforts for a period of 36 months following the Effective Date to lower the COGS. TALISKER shall be responsible, in its sole discretion, for identifying and implementing improvements to the manufacturing process of the Licensed Product and related components, including activities, as it may determine, related to increasing production capacity and/or reducing manufacturing costs within the Territory, such as the procurement of additional capital equipment, manufacturing site transfers, etc. ZARS shall use its commercially reasonable efforts to assist TALISKER, as may be reasonably requested by TALISKER, in the identifying and implementing improvements to the manufacturing process. ZARS shall have no obligation to fund any of the foregoing activities, except with respect to the Immunization Study to the extent provided above, but shall use its commercially reasonable efforts to cooperate with TALISKER with respect thereto, upon reasonable request thereof from TALISKER.
     5.2 Commercialization of the Licensed Product: TALISKER shall use its commercially reasonable best efforts (which shall be at least equal to efforts and resources a reasonably comparable pharmaceutical company would use for a product with similar market potential, at a similar stage in its product life, taking into account the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the product and other relevant factors) to market the Licensed Product within the Territory under this Agreement.
          (a) General: Except as otherwise expressly provided in this Agreement, TALISKER shall be solely responsible for commercializing the Licensed Product in the Territory. TALISKER shall market the Licensed Products throughout the Territory under a trademark or trademarks selected by TALISKER and TALISKER shall own all right, title and interest in and to such trademarks. TALISKER shall, at least on a quarterly basis, and as otherwise reasonably requested by ZARS, keep ZARS informed of the progress of the commercialization of Licensed Products. ZARS shall, after the Effective Date and at the request of TALISKER, assign all rights in the mark RAPYDAN, which was previously filed in the European Community at the request of TALISKER.
          (b) Filings: TALISKER shall be solely responsible for preparing and filing any documents and attending any meetings necessary to obtain and maintain any Regulatory Approval and Reimbursement Approval in any jurisdiction within the Territory, for paying any requisite fees for such applications, and for prosecuting such applications. TALISKER shall allow ZARS, upon ZARS’ reasonable request, to review and comment on any such documents, applications, drug labeling and other materials prior to their submission to the relevant Regulatory Authorities in the Territory.
     5.3 Failure to Launch in Certain Countries; Reversion of Rights to the Licensed Product to ZARS: If TALISKER fails to Launch the Licensed Product: (i) in the United Kingdom within 180 days, or (ii) in Germany or France within 120 days following receipt of Reimbursement Approval for the Licensed Product in that country, upon written notice from ZARS to TALISKER of such election, all rights to the Licensed Product granted to TALISKER in Article 2 shall immediately terminate and automatically revert to ZARS, this Agreement shall terminate, and ZARS shall be free to license such rights to a third party, or otherwise use such rights as it chooses.

ARTICLE 6
SUPPLY OF LICENSED PRODUCT; REGULATORY ISSUES
     6.1 Assumption of Manufacturing Responsibilities: As of the Effective Date, TALISKER shall be solely responsible for manufacturing the Licensed Product in the Territory or obtaining the Licensed Product from third-party suppliers or Affiliates of TALISKER.
     6.2 Supply Rights in Event of Termination by TALISKER: Upon termination by ZARS of this Agreement pursuant to Section 13.2(a) as a result of TALISKER’s material breach, TALISKER agrees, to the extent permissible and if requested by ZARS, to assign all of its then-existing third party manufacturing contracts for the Licensed Product to ZARS. In the event that TALISKER or an Affiliate of TALISKER is manufacturing the Licensed Product hereunder at such time, ZARS and TALISKER or such Affiliate of TALISKER shall enter into a separate supply agreement containing reasonable and customary terms for the purchase of such Licensed Product by ZARS. At a minimum, such agreement shall provide for such manufacture of such Licensed Product at then-current sales levels from the time of such termination until such time as ZARS, using its commercially reasonable efforts, is able to secure an alternate third party manufacturing source, provided that such time period shall not exceed two (2) years from date of such termination. At any time during such period, ZARS and TALISKER may negotiate and enter into a new supply agreement for a term beyond such time period. Further, upon ZARS’ request, TALISKER shall provide such technical assistance as ZARS may reasonably request to transfer, commence, or continue commercial manufacture of such Licensed Product. Such technical assistance shall be provided at TALISKER’s cost, which cost shall be reimbursed by ZARS.
     6.3 Cooperation: ZARS and TALISKER shall each cooperate as reasonably requested by the other party, as part of the Steering Committee, in efforts to ensure that the global manufacturing and clinical development of the Licensed Product is coordinated worldwide and shall use its commercially reasonable efforts to ensure that its licensees or sublicensees with respect to the Licensed Product also cooperate in such manner. Cooperation shall include, without limitation, allowing the other party a reasonable opportunity to review and comment on each clinical protocol with respect to the Licensed Product that is available to it and which can be provided to the requesting party prior to the initiation of the corresponding clinical trial by or on behalf of the party or any of its licensees anywhere in the world.
     6.4 Reporting Adverse Events: Promptly following the Effective Date but in no event later than sixty (60) days thereafter, ZARS shall facilitate communications between TALISKER and ZARS’ partner outside the Territory so that they can develop and agree upon safety data exchange procedures in a separate and detailed Safety Agreement between them. Such agreement will describe the coordination of collection, investigation, reporting, and exchange of information concerning adverse events (as such term is defined in the then-current edition of ICH Guidelines and any other relevant regulations or regulatory guidelines, and hereafter “Adverse Events”) relating to Licensed Products, product quality and product complaints involving Adverse Events, sufficient to permit each party, its Affiliates, sublicensees or licensees to comply with its legal obligations, including to the extent applicable, those obligations contained in ICH Guidelines. The safety data exchange procedures will be promptly updated if required by changes in legal requirements or by agreement between the parties. In any event, each party to the Safety Agreement shall inform the other party and ZARS of any Adverse Event of which it becomes aware in a timely manner commensurate with the seriousness of the Adverse Event. TALISKER will be responsible for reporting all Adverse Events to the appropriate regulatory authorities in the countries in the Territory in accordance with the appropriate laws and regulations of the Territory, and ZARS’ partner outside the Territory or its other licensees will be responsible for reporting all Adverse Events to the appropriate regulatory authorities in the countries outside the Territory. TALISKER will ensure that its Affiliates and sublicensees comply with all such reporting obligations, and ZARS’ partner will ensure that it and its Affiliates and other licensees comply with all such reporting obligations. Each party to the Safety Agreement will designate a safety liaison to be responsible for communicating with the other party and ZARS regarding the reporting of Adverse Events.
ARTICLE 7
STEERING COMMITTEE
     7.1 Steering Committee Structure and Members: TALISKER agrees to participate, beginning on a date which shall be no later than ninety (90) days following the Effective Date (unless as otherwise agreed to by the parties in order to coordinate with ZARS’ partners outside the Territory), in a Steering Committee responsible for coordinating the manufacturing and clinical development efforts in jurisdictions outside the Territory with those of TALISKER undertaken pursuant to this Agreement. The Steering Committee shall have the following members: one member selected by ZARS, one member selected by TALISKER and one member selected by each ZARS partner outside the Territory (which partner(s) shall be selected by ZARS and bound to treat any TALISKER Confidential Information in accordance with the terms of Article 8). Members of the Steering Committee shall serve on such terms and conditions as shall be determined by the party selecting such person for membership on the Steering Committee. An alternate member designated by a party may serve temporarily in the absence of a permanent member designated by such party.
     7.2 Steering Committee Meetings: The Steering Committee shall hold meetings at such times and places as shall be mutually agreed by the Steering Committee members; and may conduct meetings in person or by telephone conference.
     7.3 Coordination Activities of Steering Committee: The Steering Committee shall, to the extent mutually agreed, coordinate activities regarding the (i) supply of the Licensed Product worldwide and (ii) the exchange of study protocols and pre-publication manuscripts and shall facilitate communication between the interested parties with respect thereto. Such activities may include, but are not limited to, discussions regarding Licensed Product manufacturing capacity and costs, coordination of commercial forecasts, requirements and supply, provisions for manufacturing capacity expansion and site transfer, allocation of responsibilities and resources regarding capital equipment, capacity, costs of goods sold, study protocols, publications, etc. The Steering Committee may vary the above obligations and functions or perform such other functions as mutually agreed to in writing by the parties.
ARTICLE 8
CONFIDENTIALITY, PUBLICITY AND PRESS RELEASES
     8.1 Confidentiality: All Confidential Information disclosed by one party to the other or developed by a party pursuant to the terms of this Agreement shall be maintained as confidential and used only for the purposes of this Agreement in accordance with this Article 8.

Each party may only disclose the other’s information to an Affiliate, agent or consultant, who has a reasonable need to know such information and who is under an obligation of confidentiality and non-use at least substantially equivalent to the obligations of this Article 8. The term of maintaining confidentiality of all such information and the limitations on use shall be for a period equal to the longer of the expiration of ZARS Patent Rights or five (5) years after the date of termination of this Agreement. Each party shall guard such information as it normally guards any of its own confidential, proprietary information. Notwithstanding the foregoing, a receiving party shall be relieved of the confidentiality and limited use obligations of this Agreement if:
          (a) the information was previously known to the receiving party from sources other than the disclosing party as evidenced by the prior written records of such party;
          (b) the information is or becomes generally available to the public through no fault of the receiving party;
          (c) the information is lawfully disclosed to the receiving party by sources other than the disclosing party rightfully in possession of the Confidential Information and without restriction as to confidentiality or use; or
          (d) is required to disclose under applicable laws or regulations or an order by a court or other regulatory body having competent jurisdiction; provided, however, that except where impracticable, the receiving party shall give the disclosing party reasonable advance notice of such disclosure requirement (which shall include a copy of any applicable subpoena or order) and shall cooperate with the disclosing party to oppose, limit or secure confidential treatment for such required disclosure. In the event of any such required disclosure, the receiving party shall disclose only that portion of the Confidential Information of the disclosing party that the receiving party is legally required to disclose.
     8.2 Permitted Uses of Confidential Information: Notwithstanding the above obligations of confidentiality and non-use, a receiving party may:
          (a) disclose Confidential Information to a regulatory agency that is necessary to obtain Regulatory Approval in a particular jurisdiction to the extent consistent with the terms of this Agreement, provided that reasonable measures shall be taken to assure confidential treatment of such information;
          (b) disclose Confidential Information to a government agency if the disclosure is necessary to protect the health and safety of the party’s workers or the public;
          (c) disclose Confidential Information reasonably required in connection with the development, manufacture, use, sale, external testing or marketing trials of Licensed Products in accordance with the terms of this Agreement to third parties under confidentiality and non-use provisions at least as stringent as those in this Agreement; or
          (d) disclose Confidential Information by filing or prosecuting patent applications, the filing or prosecution of which is contemplated by this Agreement, without violating the above secrecy provision; it being understood that publication of such filings occurs in some jurisdictions within eighteen (18) months of filing, and that such publication shall not violate the above secrecy provision.
     In making such disclosures under this Section 8.2(c)-(d), the disclosing party shall give written notice thereof to the other party (including notice of patent filings) and sufficient opportunity to prevent or limit any such disclosure or to request confidential treatment thereof; and provided further, that such disclosing party will use commercially reasonable efforts to assist the owning party to preserve the information as confidential, that such disclosing party will only disclose such Confidential Information to the extent required and that such information will remain Confidential Information hereunder despite such disclosure.
     8.3 Disclosure of Financial and Other Terms: Except as required by applicable laws, treaties and agreements (including securities laws), the parties agree that the material terms of this Agreement will be considered Confidential Information of both parties. Notwithstanding the foregoing, (a) either party may disclose such terms as are required to be disclosed in its publicly-filed financial statements or other public statements, if and when applicable, pursuant to applicable laws, regulations and stock exchange rules (e.g., the rules of the U.S. Securities and Exchange Commission, NASDAQ, NYSE, LSE, AIM or any other stock exchange on which securities issued by either party may be listed); provided, such party shall provide the other party with a copy of the proposed text of such statements or disclosure (including any exhibits containing this Agreement) sufficiently in advance of the scheduled release or publication thereof to afford such other party a reasonable opportunity to review and comment upon the proposed text (including redacted versions of this Agreement), (b) either party shall have the further right to disclose the material financial terms of this Agreement under a confidentiality obligation no less protective than those set forth in this Agreement, to any potential acquirer, merger partner or potential providers of financing and their advisors, (c) either party shall have the further right to disclose the material terms of this Agreement to institutional investors, investment bankers, industry analysts and other providers of financing, provided that such party shall use its reasonable best efforts to protect the confidentiality of such terms, and (d) each party shall have the right to disclose information regarding the development or commercialization status of Licensed Product in the Territory to the extent such disclosure is deemed reasonably necessary or desirable by it or required by applicable laws or stock exchange rules. Neither party shall make any other statement to the public regarding the execution and/or any other aspect of the subject matter of this Agreement, except: (i) where a party reasonably believes disclosure is required under applicable laws or ethical commercial practice, (ii) either party may use the text of a statement previously approved by the other party and (iii) except as provided above, neither party may make statements pertaining to this Agreement and the subject matter hereof including without limitation information on development or commercialization status of Licensed Product without the prior review and consent of the CEO or president of the other party or an individual designated by such person.
     8.4 Survival of Confidentiality Terms: The rights and obligations of this Article 8 shall survive termination of this Agreement.
     8.5 Consequences of Breach: The parties acknowledge and agree that a breach of this Article 8 shall entitle the non-breaching party to all remedies available at law or in equity, including the right to request injunctive relief, specific performance of the provisions of this

Article 8 and/or to claim damages and, in the event of an intentional material breach, to terminate this Agreement as provided in Section 13.2 hereof.
ARTICLE 9
PATENT PROSECUTION AND MAINTENANCE; IMPROVEMENTS
     9.1 Discretionary Duty to Prosecute and Maintain: ZARS shall, at ZARS’ sole cost and expense, use commercially reasonable efforts to prosecute, or cause to be prosecuted, or continue to prosecute, to allowance or final rejection in the Territory the patent applications included in the ZARS Patent Rights. ZARS shall, at ZARS’ sole cost and expense, maintain the issued patents described within the ZARS Patent Rights as well as any patents that issue on the patent applications included in the ZARS Patent Rights.
     9.2 TALISKER’s Right to Consult: ZARS shall furnish TALISKER with copies of all relevant correspondence relating to the ZARS Patent Rights to and from patent offices in the Territory and shall provide TALISKER a reasonable time to offer its comments thereon, provided that in the event that delay would jeopardize any potential patent right, ZARS shall use all commercially reasonable efforts to proceed without awaiting TALISKER’s comments on any patent application or correspondence. TALISKER shall have the right to consult with ZARS regarding the content of the patent applications included in the ZARS Patent Rights and to comment on any prosecution thereof. ZARS shall consider all such comments offered by TALISKER in good faith, it being agreed, however, that all final decisions respecting conduct of the prosecution of said patent applications shall rest solely in the discretion of ZARS. Any fees or expenses incurred by TALISKER under this Section 9.1, including legal fees or expenses, shall be the sole responsibility of TALISKER.
     9.3 Abandonment of Prosecution: ZARS shall notify TALISKER in the event ZARS decides at any time to abandon or discontinue prosecution of any one or more of the patent applications included in the ZARS Patent Rights. Such notification will be given as early as possible which in no event will be less than fifteen (15) days prior to the date on which said application(s) will become abandoned. TALISKER shall have the option, exercisable upon written notification to ZARS, to assume full responsibility, at its discretion and expense, for the prosecution of the affected patent application(s). In such event, ZARS shall: (i) execute any documents or other instruments reasonably appropriate for vesting or confirming TALISKER’s right and ability to continue the prosecution of any such abandoned patent applications, where and as applicable; and (ii) shall make available to TALISKER or its authorized attorneys, agents or representatives, such of its employees whom TALISKER in its reasonable judgment deems necessary in order to assist it in obtaining patent protection for such ZARS Patent Rights. TALISKER shall continue such prosecution in ZARS’ name, and no decisions by ZARS related to whether or not to continue prosecution of any patent application result in a change in ownership of the patent application; provided, that in the event any patent issues on abandoned prosecution of which TALISKER has elected to continue pursuant to this Section 9.3, ZARS: (A) shall reimburse TALISKER for all costs and expenses to undertake such prosecution hereunder; (B) will thereafter maintain such patent in accordance with Section 9.1; and (C) shall and hereby does grant to TALISKER a perpetual, irrevocable, co-exclusive (solely with ZARS, its subsidiaries, successors and sublicensees), freely sublicensable, right and license under any such issued patent, for any and all purposes in the Territory.

     9.4 Maintenance: ZARS shall pay all official taxes, annuities, renewal and maintenance fees required to keep in force patents included in the ZARS Patent Rights.
     9.5 Abandonment of Opposition Contest: Should a priority or opposition contest develop in any patent office within the Territory relating to a patent or patent application within the ZARS Patent Rights, ZARS shall use commercially reasonable efforts to defend such priority or opposition contest at its own expense. TALISKER shall provide ZARS with all reasonable cooperation and available documents required or requested by ZARS to prosecute such priority or opposition contest, such cooperation and available documents being provided to ZARS at the expense of TALISKER. For clarity, ZARS will incur all expenses related to prosecuting priority or opposition contests in any patent office with the Territory, and TALISKER’s cooperation with ZARS will be at their own expense.
     9.6 Patent Marking: TALISKER and its sublicensees and Affiliates shall mark the Licensed Product with the applicable patent number.
     9.7 Authorization Relating to Patent Term Extension: ZARS hereby authorizes TALISKER to (a) provide in any application for Regulatory Approval a list of patents which includes ZARS Patent Rights that relate to such product and such other information as TALISKER believes is appropriate (b) commence suit for infringement of ZARS Patent Rights under the provisions of any applicable laws in the Territory that are equivalent to Section 271(e)(2) of Title 35 of the United States Code; and (c) exercise any rights that may be exercisable by ZARS as patent owner in the Territory, including without limitation, applying for an extension of the term of any patent included in ZARS Patent Rights in the Territory; provided that ZARS has elected not to exercise such rights itself. In the event that applicable law in any country in the Territory provides for the extension of the term of any patent included among ZARS Patent Rights, such as under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 and other similar measures in any other country within the Territory, ZARS shall apply for and use its commercially reasonable efforts to obtain such an extension or, should the law require TALISKER to so apply, ZARS hereby gives permission to TALISKER to do so. TALISKER and ZARS agree to cooperate with one another in obtaining such extension. ZARS agrees to cooperate with TALISKER, its Affiliates, or its sublicensee, as applicable, in the exercise of the authorization granted herein and will execute such documents and take such additional action as TALISKER may reasonably request in connection therewith.
ARTICLE 10
OWNERSHIP; IMPROVEMENTS
     10.1 Ownership:
          (a) TALISKER shall own all Registration Applications, Registrations and other regulatory filings and approvals for the Licensed Products (including, without limitation, the Licensed Product) in the Territory.
          (b) ZARS shall retain all right, title and interest in and to the ZARS Technology regardless of TALISKER’s preparation and filing of any Registration Applications, subject to the licenses granted to TALISKER pursuant to Section 2.1.

          (c) TALISKER shall retain all right, title and interest in and to the TALISKER Technology.
     10.2 Improvements: All right, title and interest in and to any Inventions:
          (a) made solely by employees, consultants or contractors of ZARS shall be owned solely by ZARS
          (b) made solely by employees, consultants or contractors of TALISKER shall be owned solely by TALISKER; however, TALISKER agrees to grant an irrevocable, fully paid up, perpetual, fully sublicensable, and royalty-free non-exclusive license to ZARS for such improvements to the Licensed Product; and
          (c) made jointly by employees, consultants or contractors of both parties shall be owned jointly by the parties. Each party shall have the right to exploit any jointly owned Inventions, to the extent it can do so without infringing on the other party’s other intellectual property, without compensation, liability or other obligation (including without limitation accounting obligations) to the other party.
     10.3 Patent Prosecution and Maintenance for Inventions:
          (a) Each party agrees promptly to provide to the other party a complete written disclosure of any Invention made by such party. ZARS shall determine whether any Invention owned solely by ZARS is patentable, and if so, shall, in its sole discretion, determine whether or not to proceed with the preparation and prosecution of a patent application covering any such Invention. TALISKER shall determine whether any Invention owned solely by TALISKER is patentable, and if so, shall, in its sole discretion, determine whether or not to proceed with the preparation and prosecution of a patent application covering any such Invention. Each party shall cooperate with the other party and provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance and enforcements of the other party’s patents covering the other party’s Inventions.
          (b) The parties shall discuss, in good faith, whether any Invention owned jointly by ZARS and TALISKER is patentable, and if so, the sharing of costs and expenses of filing, prosecuting, enforcing and maintaining patents covering such Inventions owned jointly by the parties in the Territory and each agrees to cooperate with the other to execute all lawful papers and instruments, to make all rightful oaths and declarations and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance, and enforcement of all such patents. If either party determines not to share such costs and expenses or to cease payment of same, it shall promptly and timely so notify the other party. The other party may at its option pursue such patent(s) covering a joint Invention at its own expense. The non-filing or abandoning party shall assign all its rights to the joint Invention and any related application to the filing or continuing party but shall retain for itself and its Affiliates and their respective licensees covenant-not-to-sue immunity under any patent that issues from such joint Invention so assigned.

ARTICLE 11
ENFORCEMENT; INFRINGEMENT
     11.1 Suits for Infringement of the ZARS Patent Rights: If ZARS or TALISKER becomes aware of an infringement of any issued patent right included in the ZARS Patent Rights by a third party making, using or selling a product in a country within the Territory in the Field, that party shall promptly notify the other party in writing to that effect. ZARS shall have the right, but not the obligation, to bring suit in such country within the Territory against such infringer in the Field. Each party will cooperate with the other in any suit and will have the right to consult with the other and be represented by its own counsel at its own expense. If one party brings any such action or proceeding with respect to a ZARS Patent Right, the other party may be joined as a party plaintiff if necessary to prosecute the action and to give the first party reasonable assistance and authority to file and prosecute the suit. Any damages or other monetary awards recovered in an action against an infringer of a ZARS Patent Right shall be applied to the reimbursement of the parties for their respective out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred in prosecuting such infringement action on a pro rata basis based upon their respective out-of-pocket expenses until all such expenses have been recovered, and any remaining balance, if any, shall be divided [*] to the party bringing the suit and [*] to the other party. No settlement by a party bringing a suit shall diminish the rights or interests of the other party without the other party’s written consent.
     11.2 Alleged Infringement of Third-Party Patents: In the event ZARS or TALISKER learns that TALISKER’s making, using or selling of Licensed Product within the Territory will infringe or is alleged by a third party to infringe a third-party patent, the party becoming aware of the same shall promptly notify the other. Where such infringement claim is a result of the use of the ZARS Technology, ZARS shall have the right, unless otherwise covered by Section 14.2, in which case ZARS shall have the obligation, to defend such suit by counsel of its choice at its own expense and shall be responsible for all damages incurred as a result thereof. In accordance with ZARS’ right to defend against an infringement claim, any appropriate response to such a claim which is aimed at resolving the issue is available to ZARS, including without limitation: (a) where possible, modifying the Licensed Product or its use and manufacture so as to be non-infringing; (b) obtaining a license or assignment from said third party; (c) filing a declaratory judgment action against such third party; (d) ignoring such third party until a lawsuit is filed; (e) filing for re-examination or challenging the patent of the third-party in an appropriate administrative hearing; or (f) obtaining a competent opinion of counsel regarding non-infringement or invalidity of the third-party patent. TALISKER hereby agrees to assist and cooperate with ZARS, at ZARS’ reasonable request and expense, in the defense of any suit related to the ZARS Technology. Unless otherwise covered by Section 14.2, if ZARS fails to proceed in a timely fashion with regard to the defense of any such claims regarding any of the ZARS Technology, TALISKER shall have the right to defend such suit by counsel of its choice at TALISKER’s expense, and ZARS shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.
     11.3 Rights Obtained from Third Party: In the event that it is agreed by ZARS and TALISKER that a license from a third party is necessary for freedom to operate under applicable patent law to make, use, or sell the Licensed Product in the Territory, ZARS may elect to obtain a license from the third party. If ZARS does not elect to obtain the license, then TALISKER can elect to obtain the license from the third party. If TALISKER obtains the license from the third party after ZARS elects not to do so, then all of TALISKER’s allocable intellectual property acquisition and licensing costs with respect to that particular license (including, without limitation, any royalties) paid to third parties shall be included within the definition of COGS as such costs relate to the Licensed Product.
ARTICLE 12
WARRANTIES, REPRESENTATIONS AND COVENANTS
     12.1 Warranties, Representations and Covenants by ZARS: ZARS hereby represents, warrants and covenants to TALISKER, as of the date of execution of this Agreement and as of the Effective Date as follows:
          (a) (i) it exclusively owns or controls by agreement or license all of the rights, title and interest in and to the ZARS Patent Rights and ZARS Know-How, except for any of the ZARS Patent Rights that may in the future be licensed to ZARS on a non- exclusive basis, and that it has the full right and authority to enter into this Agreement and to grant the rights to TALISKER as contemplated herein and to carry out the transactions contemplated herein; (ii) except as set forth in the Anesta Agreement and the Utah Agreement, no academic institution, member of an academic institution, corporation, local, state or federal government, or any other third party holds any property rights in the ZARS Patent Rights or ZARS Know-How related to the Licensed Product; (iii) the patents set forth on Exhibit A are all existing ZARS Patent Rights in the Territory related to the Licensed Product as of the date of execution of this Agreement and as of the Effective Date, and ZARS agrees that it will update such Exhibit A from time-to-time; (iv) the ZARS Patent Rights are in full force and effect in the Territory and have been maintained and/or prosecuted in good faith to date; (v) ZARS has no Knowledge of any facts that would render any of the ZARS Patent Rights invalid or unenforceable; and (vi) to ZARS’ Knowledge no person is infringing, misappropriating or otherwise violating the ZARS Patent Rights in the Territory.
          (b) It has no outstanding encumbrances or agreements, either written, oral, or implied, in connection with the ZARS Patent Rights or ZARS Know-How related to the Licensed Product within the Territory other than the Anesta Agreement or the Utah Agreement, and that it has not granted and will not grant during the term of this Agreement or any renewal hereof, any similar rights, license, consent or privilege with respect to the rights granted hereunder in the Territory.
          (c) Both the Anesta Agreement and the Utah Agreement are in good standing, that it shall keep them in good standing during the term hereof, that it shall not amend either the Anesta Agreement or the Utah Agreement in any manner that adversely affects the rights of TALISKER hereunder during the term of this Agreement, and that TALISKER shall have no liability to make any payments or perform any acts as a result of any obligations of ZARS under the Utah Agreement or the Anesta Agreement other than the obligations to ZARS expressly set forth herein.
          (d) To ZARS’ Knowledge, there are no investigations, adverse third-party written allegations or actions, or written claims against ZARS, including any pending action against ZARS, in any court or by or before any governmental body or agency, with respect to the Licensed Product or ZARS’ obligations set forth herein which may materially and adversely affect ZARS’ ability to perform its obligations under this Agreement or impact the manufacture or marketing of the Licensed Product in the Territory.
          (e) To ZARS’ Knowledge, the exercise of any rights to the ZARS Technology as contemplated by this Agreement will not infringe any patent or other intellectual property right of any third party.
          (f) To ZARS’ Knowledge, ZARS Know-How in existence as of the date of execution of this Agreement and on the Effective Date has not been obtained by ZARS or its Affiliates in violation of any contractual or fiduciary obligation to which ZARS or its Affiliates or any of their respective employees or staff members are or were bound, or by the misappropriation of the trade secrets of any third party.
          (g) As of the date of execution of this Agreement and as of the Effective Date, ZARS has not received any communications from any Regulatory Authority which would reasonably be expected to adversely impact the manufacture or marketing of the Licensed Product in the Territory.
          (h) With respect to the Anesta Agreement or the Utah Agreement, ZARS shall: (A) diligently fulfill all of its obligations thereunder; (B) not terminate the Anesta Agreement or the Utah Agreement, in whole or in part, directly or indirectly, without the prior written consent of TALISKER, which shall not be unreasonably withheld; and (C) furnish to TALISKER copies of all notices received by ZARS relating to alleged breaches or defaults by ZARS of its obligations under either the Anesta Agreement or the Utah Agreement within a commercially reasonable time frame.
     12.2 Warranties, Representations and Covenants of TALISKER: TALISKER hereby represents, warrants and covenants to ZARS as of the date of execution of this Agreement and as of the Effective Date as follows:
          (a) As of the date of execution of this Agreement and the Effective Date, it has adequate resources and personnel to adequately perform all of its obligations under this Agreement and will maintain such resources and personnel at all times during the term of this Agreement.
          (b) It acknowledges and agrees that France, Germany and the United Kingdom are key markets for the Licensed Product within the Territory and shall use its commercially reasonable best efforts to pursue the commercialization of the Licensed Product in France, Germany and the United Kingdom as soon as practicable after receipt of Regulatory Approval and Reimbursement Approval in each such country and throughout the term of this Agreement and it will dedicate adequate resources and adequate and competent personnel to the commercialization of the Licensed Product in those countries.
          (c) (i) as of the date of execution of this Agreement and the Effective Date, it has disclosed to ZARS all material facts and circumstances relating to the business and operations of TALISKER, and (ii) it will promptly advise ZARS of any material changes in TALISKER’s status or organization and any significant regulatory, legislative or industrial events in the Territory that could have a material adverse effect on the marketing and sale of the Licensed Product in the Territory.
          (d) It will comply with all applicable laws and regulations in the Territory related to the performance of its obligations under this Agreement and will refrain from any action or omission which would cause ZARS to be in violation of any law of any jurisdiction in the Territory.
     12.3 Mutual Representations and Warranties: Each party hereby represents and warrants to the other party as of the date of execution of this Agreement and as of the Effective Date as follows:
          (a) Such party: (1) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed; and (2) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of such party and would not materially adversely affect such party’s ability to perform its obligations under this Agreement;
          (b) The execution and delivery of this Agreement by such party been duly authorized by all necessary corporate actions on the part of such party. Such party has full power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such party, is a legal and valid obligation binding upon such party and enforceable against such party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity (regardless of whether enforcement is sought in a court of law or equity);
          (c) The execution, delivery and performance of this Agreement does not and will not violate (A) the organizational documents or by-laws, if any, of such party, or (B) any provision of any indenture, agreement or other instrument or document to which such party is a party or by which any of its assets or properties is bound or affected; and
          (d) Such party has obtained all necessary consents, approvals and authorizations of all governmental authorities and third parties required to be obtained by such party in connection with this Agreement, other than any approvals required of applicable Regulatory Authorities as may be required under this Agreement from time to time.
     12.4 Negation of Implications by ZARS: Except as expressly stated herein, nothing in this Agreement shall be construed as:
          (a) An obligation on the part of ZARS to bring or prosecute actions or suits against third parties for infringement of any of the ZARS Patent Rights;
          (b) Conferring on TALISKER a right to use in advertising, publicity, or otherwise any trademark, service mark, or trade name of ZARS, including the trademark “Synera ™”;

          (c) Granting by implication, estoppel, or otherwise, any licenses or rights under patents or other intellectual property of ZARS other than those included in the ZARS Patent Rights or ZARS Know-How; or
          (d) A representation or warranty with respect to the use, sale, or other disposition by TALISKER or its sublicensees, Affiliates, or other transferees of products incorporating or making use of inventions licensed under this Agreement.
     12.5 Non Reliance; Disclaimer:
          (a) The representations and warranties of each party set forth in this Agreement are intended for the sole and exclusive benefit of the other party hereto, and may not be relied upon by any third party.
          (b) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE LICENSED PRODUCT. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE 13
TERM AND TERMINATION
     13.1 Term: Subject to the provisions of Section 15.1, this Agreement shall commence as of the Effective Date and shall, unless otherwise terminated in accordance with any of the provisions of this Article 13, expire on a country-by-country basis, upon the later of:
          (a) TALISKER is no longer obligated to pay a royalty under Section 4.1 above; or
          (b) the later of:
               (i) the expiration of the last to expire of all ZARS Patents Rights in such country within the Territory; or
                    (ii) ten (10) years; provided, however, that the term of this Agreement shall in any event expire on or before January 1, 2025, and provided further, that upon the expiration of this Agreement, TALISKER shall have a fully paid up, perpetual, and royalty-free non-exclusive license to the Licensed Products in the Field within the Territory.
     13.2 Termination for Breach or Bankruptcy:
          (a) Either party (the “Non-breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety in the event the other party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its obligations hereunder and such default shall have continued for thirty

(30) days after written notice thereof was provided to the Breaching Party by the Non-breaching Party (or, if such default cannot be cured within such 30-day period, if the Breaching Party does not commence and diligently continue actions to cure such default during such 30-day period). Any such termination shall become effective at the end of such 30-day period unless the Breaching Party has cured any such breach or default prior to the expiration of such 30-day period (or, if such default cannot be cured within such 30-day period, if the Breaching Party has commenced and diligently continued actions to cure such default). Notwithstanding the foregoing, in the event and to the extent that any such breach is a payment breach, the applicable notice and cure period as provided above shall be fifteen (15) days, unless such payment breach relates to the payment of license fees milestones set forth in 3.1(b)(iv), in which case the applicable notice and cure period shall be sixty (60) days. The right of either party to terminate this Agreement as provided in this Section 13.3(a) shall not be affected in any way by such party’s waiver or failure to take action with respect to any previous default. Any dispute as to the existence or cure of a breach or default pursuant to this Section 13.2(a) shall be resolved as provided in Section 15.2 hereof.
          (b) ZARS or TALISKER may terminate this Agreement should the other party commit an act of bankruptcy, be declared bankrupt, voluntarily file or have filed against it a petition for bankruptcy or reorganization unless such petition is dismissed within sixty (60) days of filing, enter into a procedure of winding up to dissolution, or should a trustee or receiver be appointed for its business assets or operations. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of Title 11, U.S. Code (“Bankruptcy Code”) license rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code. The parties agree that TALISKER, as a licensee of such right, under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or equivalent laws of the Territory.
     13.3 Termination for Scientific or Market Changes: This Agreement may be terminated by TALISKER:
          (a) immediately and without penalty if as of December 31, 2006, the MPA has not issued Regulatory Approval of the MAA, provided that any payments previously made to ZARS shall in no event be refundable to TALISKER; or
          (b) without penalty upon thirty (30) days prior written notice if TALISKER determines, in its sole discretion, that the distribution and sale of the Licensed Product under the financial terms set forth herein is not providing for a reasonable gross margin to TALISKER and provided that during the thirty (30) day notice period the parties shall meet, and negotiate in good faith, to reach a mutually satisfactory adjustment to the financial terms set forth in this Agreement to provide a reasonable gross margin to both parties. Any such termination shall become effective at the end of the thirty (30)-day period unless the parties agree, in writing, to such an adjustment, provided that any payments previously made to ZARS shall in no event be reimbursable to TALISKER.
     13.4 Disposal of Inventory Upon Termination: Upon any termination of this Agreement, TALISKER shall have the right to sell off over the six (6) months immediately following such termination, any Licensed Product then in its inventory provided TALISKER pays to ZARS the royalties calculated in accordance with Article 4. The rights and obligations of this Section 13.4 shall survive termination of this Agreement.
     13.5 Ceasing Use of the ZARS Patent Rights and Know-How: Upon termination of this Agreement, TALISKER and its sublicensees and Affiliates shall immediately cease using the ZARS Patent Rights and ZARS Know-How and cease making, using, selling, offering to sell, and importing the Licensed Product, except as provided in Sections 13.1 and 13.4.
     13.6 Termination Miscellaneous: Termination or expiration of this Agreement shall not relieve the parties of any obligation or liability accruing prior to such termination or expiration. Any accrued obligation or liability and the provisions of Sections 2.3 (as applicable), 4.5, 6.2, 9.3, 13.4, 13.5, 13.6, 13.8, 15.1 15.2, 15.7, and 15.11 and Articles 8, 10, and 14 shall survive termination or expiration of this Agreement. Upon termination each party shall either return or destroy, upon the request of the other party, all forms of Confidential Information received from the other party (or the Confidential Information pertaining to the terminated license), retaining only one copy of written or electronic confidential information for archival purposes.
     13.7 Termination upon Absorption or Acquisition of, or Merger with, TALISKER: In the event that TALISKER is acquired by, acquires, or merges with an entity that sells, offers to sell, imports, markets, promotes, or commercializes in the Territory a Competing Patch, the surviving entity may, in its sole discretion, divest such Competing Patch, and in the event such entity so elects, it shall have a reasonable period of time to do so, which shall in no case exceed six (6) months from the closing of such merger or acquisition. In the event such surviving entity elects not to divest the Competing Patch within such (6) month period, or in any case after such six (6) month period has expired, ZARS shall have the option, upon one (1) month’s prior notice, to terminate this Agreement, which option shall expire six (6) months thereafter.
     13.8 Effects of Termination:
          (a) Reversion of Rights; Transfer of Information to ZARS: Upon any termination of this Agreement by: (i) ZARS as provided in this Agreement; or (ii) TALISKER for any reason:
                   (i) TALISKER shall promptly return to ZARS all right, title and interest in the ZARS Patent Rights and the ZARS Know-How, TALISKER shall execute all necessary and appropriate letters to the relevant governmental authorities in the Territory, as necessary and advisable, and ZARS shall have the rights as set forth in Section 2.3(a) above; and
                   (ii) in addition to ZARS’ rights under Section 2.3(b), ZARS shall automatically acquire, be assigned and be delivered by TALISKER, any clinical data and reports, health authority or development correspondence relating to or concerning the Licensed Product, and/or the ZARS Patent Rights or the ZARS Know-How. TALISKER shall also transfer to ZARS, or a party reasonably designated by ZARS, all Regulatory Approval(s) for the Territory, except that ZARS shall directly pay or reimburse to TALISKER all filing fees necessary to complete such transfer of the Regulatory Approval(s).

ARTICLE 14
INDEMNIFICATION
     14.1 Indemnity by TALISKER: TALISKER shall defend, indemnify and hold ZARS, its Affiliates and their respective directors, officers and employees, harmless from and against any and all liability, damages, losses, costs and expenses (including the costs and reasonable expenses of attorneys and other professionals) arising out of claims, suits, demands or other legal proceedings of third parties based on or arising out of alleged or actual bodily injury or property damage resulting from the manufacture, use or sale of the Licensed Product by TALISKER or its sublicensees or Affiliates.
     14.2 Indemnity by ZARS: ZARS shall defend, indemnify and hold TALISKER, its Affiliates and their respective directors, officers and employees, harmless from and against any and all liability, damages, losses, costs and expenses (including the costs and reasonable expenses of attorneys and other professionals) arising out of claims, suits, demands or other legal proceedings of third parties based on or arising out of: (a) alleged or actual bodily injury or property damage resulting from the clinical studies conducted prior to filing of the MAA with the MPA and (b) the manufacture, use or sale of the Licensed Product by ZARS or its Affiliates.
     14.3 Mutual Indemnity: In addition to Sections 14.1 and 14.2, each party (“Indemnifying Party”) shall defend, indemnify and hold the other party and its Affiliates and their respective directors, officers, employees, consultants and representatives (the “Indemnitees”) harmless from and against any and all liability, damages, losses, costs and expenses (including the costs and reasonable expenses of attorneys and other professionals) arising out of claims, suits, demands or other legal proceedings of third parties based on or arising out of or resulting from the alleged or actual inaccuracy of any representation made by the Indemnifying Party or the breach by the Indemnifying Party of any warranty or covenant contained in this Agreement.
     14.4 Conditions of Indemnification: In the event that any party hereunder seeks indemnification under this Article 14, such party shall: (a) promptly inform the Indemnifying Party of any claim, suit or demand threatened or filed, (b) permit the Indemnifying Party to assume direction and control of the defense of claims resulting therefrom (including the right to settle such claims at the sole discretion of the Indemnifying Party, but subject to the approval of the other party, not to be unreasonably withheld, if such settlement provides for injunctive or other non-monetary relief affecting the Indemnitees or any admission of liability), and (c) cooperate as requested (at the expense of the Indemnifying Party) in the defense of such claims.
     14.5 Limits of Indemnity: An Indemnifying Party’s (including sublicense’s) obligations under this Article 14 shall not extend to any claims, suits or demands for liability, damages, losses, costs and expenses to the extent arising from the Indemnitee’s failure to comply with the terms and conditions of this Agreement or to the extent arising from the negligence or willful misconduct of the Indemnitee, its agents or employees. No party shall be liable under any provision of this Agreement for any punitive, exemplary, multiplied or consequential damages.

ARTICLE 15
MISCELLANEOUS
     15.1 Agreement Null and Void: The parties acknowledge and agree that, in the event that TALISKER does not close the stock purchase transaction referred to in Recital C above by July 11, 2006, this Agreement shall automatically become null and void, provided that any confidentiality and non-disclosure agreements previously entered into by the parties shall remain in full force and effect.
     15.2 Dispute Resolution:
          (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the alleged breach, termination, or invalidity of this Agreement shall be submitted in the first instance to the Chief Executive Officer of TALISKER, or such person’s designee of equivalent or superior position, and the Chief Executive Officer of ZARS, or such person’s designee of equivalent or superior position.
          (b) Any dispute that is not resolved by the Chief Executive Officer of TALISKER and the Chief Executive Officer of ZARS within thirty (30) days of receipt by a party of notice of such dispute from the other party, shall be finally resolved by arbitration to be conducted by one arbitrator in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce then in effect, excepting those disputes requiring injunctive relief, which shall be governed by Section 15.2(c) below. If the parties are unable to agree on a single arbitrator, then such binding arbitration shall be conducted before a panel of three (3) arbitrators that shall be comprised of one (1) arbitrator designated by each party and a third arbitrator designated by the two (2) arbitrators selected by the parties. Unless the parties agree otherwise, the arbitration proceedings shall take place in New York City, New York, U.S.A., and the arbitrator(s) shall apply the law of the State of Delaware, U.S.A. to all issues in dispute. All arbitration proceedings hereunder shall be conducted in English. The findings of the arbitrator(s) shall be final and binding on the parties. Judgment may be entered in any court of appropriate jurisdiction, or application may be made to that court for a judicial acceptance of the award and an order of enforcement, as the party seeking to enforce that award may elect.
          (c) In the event of any breach by either party of any of the provisions of this Agreement, which would cause immediate and irreparable injury to the other party, the non-breaching party shall be entitled to seek injunctive relief without posting a bond or other security and any or all other remedies applicable at law or in equity in any court of applicable jurisdiction.
     15.3 Acts of God: Any delays in or failures of performance by a party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: acts of God; changes in regulations or laws of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellions; and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.
     15.4 Assignment: This Agreement, or any of the rights and obligations created herein, shall not be assigned or transferred, in whole or in part, by either party hereto without the prior written consent of the other party; provided, however, that TALISKER and ZARS each shall have the right to assign this Agreement to any Affiliate or to any successor of all or substantially all of its business to which this Agreement relates without such prior written consent. Any attempted assignment or transfer of such rights or obligations without such consent, except as provided herein, shall be void.
     15.5 No Third-Party Beneficiaries: This Agreement shall not confer any rights or remedies upon any person other than TALISKER and ZARS and their respective successors and permitted assigns and sublicensees.
     15.6 Waiver: The waiver by a party, whether express or implied, of any provisions of this Agreement, or of any breach or default of a party, shall not be construed to be a continuing waiver of such provision, or of any succeeding breach or default, or a waiver of any other provisions of this Agreement.
     15.7 Governing Law: All matters affecting the interpretation, validity, and performance of this Agreement shall be governed by the laws of the State of Delaware, U.S.A., without regard to its choice or conflict of law principles.
     15.8 Unenforceable Provisions: Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The parties shall replace such ineffective provision for such jurisdiction with a valid and enforceable provision which most closely approaches the idea, intent, and purpose of this Agreement, and in particular, the provision to be replaced.
     15.9 Relationship Between the Parties: ZARS and TALISKER are independent contractors and shall not be deemed to be partners, joint venturers or each other’s agents, and neither shall have the right to act on behalf of the other except as may be expressly agreed to in writing.
     15.10 Entire Agreement: It is the mutual desire and intent of the parties to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. The parties have in this Agreement incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement and, except as provided for herein, neither party has made any covenant or other commitment to the other concerning its future action. Accordingly, this Agreement and the schedules attached hereto (i) constitutes the entire agreement and understanding between the parties with respect to the matters contained herein, and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement, and (ii) supersedes all previous understandings, agreements and representations between the parties, written or oral relating to the subject matter hereof. The parties hereto may from time to time during the continuance of this Agreement modify, vary or alter any of the provisions of this Agreement, but only by written agreement of all parties hereto.
     15.11 Notices: All communications, reports, and notices required or permitted by this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the party for which such notice is intended, at the address set forth for such party below:

If to ZARS:	ZARS, INC.
Attention: President
1142 West 2320 South
Salt Lake City, Utah, 84119
Telephone No.: (801) 350-0202
Facsimile No.: (801) 350-0909

With a copy to:	David Rudd, Esq.
Ballard Spahr Andrews & Ingersoll, LLP
201 South Main Street, Suite 600
Salt Lake City, Utah 84111
Telephone No.: (801) 517-6829
Facsimile No.: (801) 596-6829

If to TALISKER:	TALISKER Pharma Ltd.
Attention: President
3000 Cathedral Hill
Guildford
GU3 1HW
Telephone No.: +44 1483 243527
Facsimile No.: +44 1483 243501

With a copy to:	John Wilkinson
Reed Smith LLP
Minerva House
Montague Close
London SE1 9BB
Telephone No.: +44 207 403 2900
Facsimile No.: +44 207 403 4221
or to such other address for such party as it shall have specified by like notice to the other party, provided that notices of a change of address shall be effective only upon receipt thereof. With respect to notices given pursuant to this Section 15.11: (i) if delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given; (ii) if sent by overnight express courier service, the date of delivery shall be deemed to be the next Business Day after such notice or request was deposited with such service; and (iii) if sent by certified mail, the date of delivery shall be deemed to be the fifth business day after such notice or request was deposited with the applicable national postal service.
     15.12 Recording of this Agreement: It is understood and acknowledged by both parties to this Agreement that certain countries in the Territory may require that this Agreement be recorded and/or approved in such countries. Accordingly, at its sole expense, TALISKER or its sublicensees or Affiliates shall promptly cause this Agreement to be recorded and/or approved in any such country in which TALISKER or its sublicensees or Affiliates market the Licensed Product pursuant to this Agreement.
     15.13 Headings: All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.
     15.14 Counterparts: This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement. This Agreement, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ZARS, INC.	.	TALISKER PHARMA LTD.

By:	/s/ Robert Lippert	By:	/s/ Jim Phillips

	Robert Lippert		Jim Phillips

Its:	President and Chief Executive Officer	Its:	Chief Executive

Date:	July 4, 2006		Date: July 7, 2006

EXHIBIT A
ZARS PATENT RIGHTS
[ * ]
[ * ]
[ * ]

EXHIBIT B
FORM OF ROYALTY REPORT

Talisker Pharma LTD
Royalty Calculation
For the Period Ended:	(LIST PERIOD)
Country:	(LIST COUNTRY)

Calculation of Net Sales
Gross Sales:	$—

Sales Returns
Damaged & Rejected Product
Cash Discounts
Chargebacks
Rebates
Freight	—

Net Sales	—

Royalty Calculation for Fiscal Year	(preceding Fiscal Year).	(LIST FISCAL YEAR)
COGS Calculation
Direct Labor		$—
Direct Materials

Allocable Overhead
Total		—
Units
Average COGS

Royalty Rate (per Section 4.1):

Royalty Payable:		—

Year-end Royalty Calculation/Reconciliation
COGS Calculation for Fiscal Year
Direct Labor		$—
Direct Materials

Allocable Overhead
Total		—
Units
Average COGS

Royalty Rate (per Section 4.1):
Royalty Payable:		—
Royalties Paid:
Minimum Royalty:
Amount Payable to:
ZARS
Talisker

EXHIBIT C
EUSA PHARMA INC.
COMMON STOCK PURCHASE AGREEMENT
     THIS COMMON STOCK PURCHASE AGREEMENT (“Agreement”) is made and entered into as of July 7, 2006, by and between EUSA PHARMA INC., a Delaware corporation (the “Company”), and ZARS, INC., a Utah corporation (the “Purchaser”).
RECITALS
     WHEREAS, the Company and the founders of Talisker Pharma Ltd., a corporation organized under the laws of the United Kingdom (“Talisker”) are parties to that certain Deed of Warranty and Indemnity, dated as of July 1, 2006, executed in relation to the Offer Letter by the Company, whereby the Company will purchase all or almost all of the outstanding stock of Talisker;
     WHEREAS, Talisker and Purchaser are parties to that certain License Agreement dated as of June 30, 2006 (“License Agreement”), whereby Purchaser granted Talisker a license to certain intellectual property rights as described therein in return for a license fee;
     WHEREAS, as a condition to the Purchaser’s performance of its obligations under the License Agreement, Talisker agreed to deliver to Purchaser shares of capital stock of Talisker or its successor entity, the Company, as an additional license fee for Purchaser’s license grant thereunder; and
     WHEREAS, in order to induce the Purchaser to enter into the License Agreement, the parties hereto have agreed to enter into this Agreement, whereby the Company will sell and issue, and the Purchaser desires to purchase, shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties contained herein, the parties hereto agree as follows:
     1. Sale of the Common Stock. Concurrently herewith, the Company is selling to the Purchaser [ * ] shares of the Company’s Common Stock (the “Shares”) as partial payment off a license fee due to Purchaser under Section 3.4 of the License Agreement, and is delivering a stock certificate registered in the Purchaser’s name to the Purchaser representing the Shares, the receipt of which is hereby acknowledged.
     2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as of the date of this Agreement as follows:
          2.1 Organization; Good Standing; Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement, to issue and sell the Shares and to carry out the provisions of this Agreement.

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          2.2 Authorization; Enforceability. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the sale and delivery of the Shares being sold hereunder, has been taken and this Agreement, when executed and delivered, will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) as to rights to indemnity and contribution that may be limited by applicable laws.
          2.3 Valid Issuance of Common Stock. The Shares that are being purchased by the Purchaser hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of any liens, security interests, encumbrances or restrictions.
          2.4 Series B Preferred Stock Financing. On the date hereof, the Company closed a Series B Preferred Stock financing whereby the Company sold its Series B Preferred Stock to certain investors at a purchase price of [ * ] per share.
     3. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the date of this Agreement as follows:
          3.1 Registration. The Purchaser understands that the shares of the Common Stock have not been registered under the Securities Act of 1993, as amended (the “Securities Act”) or qualified under any state securities laws and are being offered and sold pursuant to exemptions from registration contained in the Securities Act and qualification provisions of applicable state securities laws based on the representations of the Purchaser contained herein.
          3.2 No Solicitation. The Purchaser knows of no public solicitation or advertisement of an offer in connection with the proposed sale and issuance of the Common Stock.
          3.3 Purchased Entirely For Own Account. The Purchaser is acquiring the Common Stock to be sold and issued hereunder for investment and not as a nominee and not with a view to the distribution thereof. The Purchaser understands that it must bear the economic risk of this investment indefinitely unless the shares of Common Stock are registered for resale pursuant to the Securities Act, or an exemption from such registration is available, and that the Company has no present intention of registering the Common Stock for resale. The Purchaser further understands that there is no assurance that any exemption from the Securities Act will be available or, if available, that such exemption will allow the Purchaser to dispose of or otherwise transfer any or all of the Common Stock under the circumstances, in the amounts or at the such times the Purchaser might propose.
          3.4 Investment Experience. By reason of the Purchaser’s business or financial experience, or that of the Purchaser’s professional advisor, the Purchaser has the capacity to protect the Purchaser’s own interests in connection with the purchase of the Common Stock hereunder and has the ability to bear the economic risk (including the risk of total loss) of the Purchaser’s investment.

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          3.5 Rule 144. The Purchaser acknowledges that it is aware of Rule 144 promulgated under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions. The Purchaser understands that under Rule 144, except as otherwise provided by section (k) of that Rule, the conditions include, among other things: the availability of certain current public information about the issuer, the resale occurring not less than one year after the party has purchased and paid for the securities to be sold and limitations on the amount of securities to be sold and the manner of sale. The Purchaser understands that the current information referred to above is not now available and the Company has no present plans to make such information available. The Purchaser acknowledges and understands that the Company may not be satisfying the current public information requirement of Rule 144 at the time it wishes to sell the Common Stock and that, in such event, it may be precluded from selling such stock under such Rule, even if the one-year minimum holding period of such Rule has been satisfied. The Purchaser acknowledges that in the event all of the requirements of Rule 144 are not met, registration under the Securities Act, compliance with the Securities and Exchange Commission’s (the “Commission”) Regulation A or an exemption from registration will be required for any disposition of the Common Stock. The Purchaser understands that although Rule 144 is not exclusive, the Commission has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.
          3.6 Accredited Investor. The Purchaser is an “accredited investor” within the meaning of the Commission’s Rule 501 of Regulation D, as presently in effect.
     4. General Provisions.
          4.1 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Purchaser with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings of the Company and the Purchaser.
          4.2 Notices. Any notice sent hereunder shall be deemed given as of the date it is served personally upon the party for whom intended, or as of the date it is mailed postage prepaid by certified or registered mail, return receipt requested, to the address of the party for whom intended as hereinafter set forth, or as otherwise designated by such party in writing:

To the Company at:	EUSA PHARMA INC.
1150 First Avenue, Suite 1050
King of Prussia, PA 19406
Attn: Bryan Morton

To the Purchaser at:	ZARS, INC.
1142 West 2320 South
Salt Lake City, Utah 84119
Attn: Robert Lippert

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          4.3 Governing Law. The parties hereto agree that this Agreement has been executed in the State of Delaware and shall be governed by the laws thereof.
          4.4 Headings. The headings of the sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of the provisions in this Agreement.
          4.5 Severability. In the event that any provisions of this Agreement or any part of any provision of this Agreement shall be determined to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of any other provision or part hereof.
          4.6 Attorneys’ Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover from the other party or parties all costs and expenses of suit, including reasonable attorneys’ fees, in addition to any other relief to which such party may be entitled.
          4.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
[Signature page follows]

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“Company”		“Purchaser”

EUSA PHARMA INC.		ZARS, INC.

By:	/s/ Bryan Morton	By:	/s/ Robert Lippert

	Bryan Morton,		Robert Lippert,
	Chief Executive Officer and President		Chief Executive Officer and President

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